Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-140237, 333-178349, 333-260227, and 333-280526 on Form S-8, Registration Statement Nos. 333-267326 and 333-288424 on Form S-3, and Registration Statement No. 333-284651 on Form S-4 of our reports dated June 29, 2026, relating to the financial statements of AeroVironment, Inc. and the effectiveness of AeroVironment Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended April 30, 2026.

/s/ Deloitte & Touche LLP
Los Angeles, California

June 29, 2026